EXHIBIT 11.1

                       Universal Insurance Holdings, Inc.

             Statement Regarding the Computation of Per Share Income

The following table reconciles the numerator (earnings) and denominator (shares) of the basic and diluted earnings per share computations for net income for the three-month periods ended March 31, 2002 and 2001.

                                               Three Months Ended                              Three Months Ended
                                                 March 31, 2002                                  March 31, 2001
                               -------------------------------------------------   -------------------------------------------------
                                     Income                                              Income
                                  Available to                                        Available to
                                     Common                                              Common                     Per-Share
                                  Stockholders       Shares     Per-Share Amount      Stockholders       Shares       Amount
                                  ------------    ------------  ----------------      ------------    -----------   ----------
Net income                          $ 42,833                                           $1,502,988
   Less: Preferred stock
     dividends                                                                            (12,488)
                                                                                          --------

Income available to common
   stockholders                     $ 42,833      14,686,000         $     ---         $1,490,500      14,749,000       $0.10
                                                                      ========                                          =====

Effect of dilutive securities:

   Stock options and warrants            ---             ---               ---                ---             ---         ---

   Preferred stock                       ---         568,000               ---             12,488         568,000         ---
                                    --------         -------          --------             ------         -------     -------

Income available to common
   stockholders and assumed
   conversion                       $ 42,833      15,254,000           $   ---         $1,502,988      15,317,000       $0.10
                                    ========      ==========           =======         ==========      ==========      ======

Options and warrants totaling 11,262,000 and 10,737,000 shares were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive for the three months ended March 31, 2002 and 2001, respectively.